Exhibit 99.1

Investor inquiries:

Bill Dunaway, 816-457-6246

billd@fcstone.com

FCStone Group, Inc. Key Monthly Performance Metrics for February 2009

KANSAS CITY, MO., March 26, 2009 – FCStone Group, Inc. (NASDAQ:FCSX), a commodity risk management firm, today reported key monthly performance metrics for February 2009, as follows:

•	OTC volume (in thousands) of 37.0 contracts, compared to 26.2 contracts in January 2009 and 131.4 contracts in February 2008;

•	Exchange-traded contract volume (in thousands) of 4,734.9 contracts, compared to 5,736.8 contracts in January 2009 and 10,791.0 contracts in February 2008; and

•	Customer segregated assets (in millions) of $1,117.6 as of February 28, 2009, compared to $967.3 on January 31, 2009 and $1,452.9 on February 29, 2008.

As the company has previously announced, the release of these selected monthly performance metrics is designed to provide more transparency into the ongoing dynamics of FCStone’s operating environment during the above-referenced time period. The reported performance metrics may fluctuate significantly from month to month, and therefore are not necessarily indicative of the quarterly or annual financial performance of FCStone. In addition, other factors not reflected by the performance metrics may have significant effects on FCStone’s financial performance.

About FCStone Group, Inc.

FCStone Group, Inc., along with its affiliates, is an integrated commodity risk management company providing risk management consulting and transaction execution services to commercial commodity intermediaries, end-users and producers. The firm assists primarily middle market customers in optimizing their profit margins and mitigating exposure to commodity price risk. In addition to risk management consulting services, FCStone, LLC, operates one of the leading independent clearing and execution platforms for exchange-traded futures and options contracts. FCStone Group, Inc., serves more than 8,000 customers and in the 12 months ended November 30, 2008, executed 98.0 million derivative contracts in the exchange-traded and over-the-counter markets. The FCStone Group companies work in all the major commodity areas including agriculture, energy, renewable fuels, foods, forestry, cotton and textile, dairy and currency exchange. Headquartered in the Midwest, it has offices located throughout the world and is a clearing member of all major North American Futures exchanges. FCStone Group, Inc., trades on the NASDAQ Global Select Market under the symbol “FCSX.”

Forward Looking Statements

This press release may include forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to FCStone Group, Inc., are intended to identify forward-looking statements.